Exhibit i.2

May 31, 2007

M&I Investment Management Corp.

111 East Kilbourn Avenue, Suite 200

Milwaukee, Wisconsin 53202

RE:	Marshall Aggregate Bond Fund and Series I shares of Marshall Government Income Fund, Marshall Short-Intermediate Bond Fund and Marshall Short-Term Income Fund

Ladies and Gentlemen:

We have acted as your counsel in connection with the preparation of Post-Effective Amendment No. 49 to the Registration Statement of Marshall Funds, Inc. (the “Company”) on Form N-1A (Registration Nos. 033-48907; 811-58433) (the “Registration Statement”) relating to the sale by the Company of an indefinite number of shares (the “Shares”) of common stock, $.0001 par value, of (a) the Series A, Series Y and Series I shares of Marshall Aggregate Bond Fund, and (b) the Series I shares of Marshall Government Income Fund, Marshall Short-Intermediate Bond Fund and Marshall Short-Term Income Fund (collectively, with the Marshall Aggregate Bond Fund, the “Funds”), in the manner set forth in the Registration Statement (and the Prospectuses of the Funds included therein).

We have examined: (a) the Registration Statement (and the Prospectuses of the Funds included therein), (b) the Company’s Articles of Incorporation and By-Laws, each as amended to date, (c) certain resolutions of the Company’s Board of Directors, and (d) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

Based upon the foregoing, we are of the opinion that the Shares, when sold as contemplated in the Registration Statement, will be duly authorized and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, however, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act of 1933, as amended (the “1933 Act”), or within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.